Exhibit 99.1

ProPhase Labs Announces New $6 Million Stock Repurchase Plan

Company also provides additional information on ProPhase BioPharma

Garden City, NY, July 26, 2022 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a rapidly growing and diversified diagnostics, genomics and biotech company, today announced that its Board of Directors has authorized a stock repurchase program of up to $6 million in ProPhase Labs’ common stock, which will become effective three business days after the date the Company issues its quarterly earnings release for the six months ended June 30, 2022 (the “Commencement Date”), which the Company currently anticipates issuing on August 12, 2022.

Following the Commencement Date, and for a period of six months thereafter, repurchases may be made through open market transactions (based on prevailing market prices), privately negotiated transactions, block trades, or any combination thereof, in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The number of shares to be repurchased and the timing of the repurchases, if any, will depend on a number of factors, including, but not limited to, price, trading volume and general market conditions, along with the Company’s working capital requirements and general business conditions. The Board of Directors of the Company will re-evaluate the program from time to time, and may authorize adjustments to its terms. The Company expects to utilize its existing funds to fund repurchases under the repurchase program.

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “Our new stock repurchase program is a testament to our significant execution over the past two years and the Board’s confidence in our multi-faceted strategy to continue to build value for our shareholders long-term.

Our four operating divisions, ProPhase Diagnostics, ProPhase Precision Medicine (parent company to Nebula Genomics), Pharmaloz Manufacturing and TK Supplements are all growing year-over-year and generating positive earnings. Our goal for ProPhase BioPharma is to commence animal studies immediately for Linebacker-1 (LB-1) as a potential cancer co-therapy followed by an initial human clinical study. We estimate 12 to 18 months to complete both at a cost of approximately $5 million. If these next stages of development are successful, we will then determine whether to partner with a major pharmaceutical company or continue on our own.

To put the estimated R&D budget in perspective, the Company generated $12.5 million and $14.6 million of Net Income and Adjusted EBITDA, respectively, in the first quarter of 2022 and $10.6 million and $16.5 million of Net Income and Adjusted EBITDA, respectively, in the fourth quarter of 2021. Based on our current estimates, we expect that Net Income for the second quarter of 2022, which we anticipate reporting on August 12, 2022, will be greater than the entire R&D budget for ProPhase BioPharma for the next 12 to 18 month period. Therefore, our goal is to continue to grow our $52.6 million of net working capital (as reported for the quarter ended March 31, 2022) while developing ProPhase BioPharma and other opportunities.

As previously noted, we believe the Linebacker platform has multi-billion dollar potential in oncology as well as significant potential in other fields. We are embarking on this journey after conducting more than six months of thorough due diligence into these compounds and believe that Linebacker 1 and 2 have significant potential to be groundbreaking compounds in cancer research and treatment, as well as in other fields.”

Mr. Karkus added, “As the largest shareholder in the Company, and based on my demonstrated loyalty to our long-term shareholders, my primary concern has always been on building value and return on investment, on both an absolute and per share basis. I am focused on the near term performance as well as long term returns. Unlike many development stage companies that burn through capital and then ask for more, at ProPhase we have a demonstrated history of building value on both an absolute and on a per share basis. We raised $5.5 million and then $37.5 million in January 2021. Since that time, we have paid approximately $13.5 million in dividends, acquired Nebula Genomics for $14.5 million, enhanced shareholder liquidity by buying back stock, retired debt and built a state of the art CLIA laboratory in Garden City, New York.

Despite spending and investing more than the amount of capital raised in our January 2021 offerings, our net working capital grew to over $52.6 million as of March 31, 2022.

Of course, our investors should seek all information related to their holdings in ProPhase equity. Accordingly, we bring to your attention that our Q4 2021 and Q1 2022 revenues total over $93 million and our earnings totaled over $23 million for these two quarters, which greatly exceeds the under $32 million in revenues and under $8 million in earnings estimates from one analyst, who still carries his erroneous estimates for these two quarters that have already been reported.

Our track record speaks for itself. Our core operating businesses are growing year-over-year and continue to generate earnings and positive cash flow. Our planned investment in ProPhase BioPharma does not change this reality. We believe that our acquisition of Nebula Genomics and our other technology investments will generate significant returns over time and we strongly believe that the Linebacker platform has multi-billion dollar potential, while requiring only a minimal amount of capital for its initial development,” concluded Mr. Karkus.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a diversified diagnostics, genomics and biotech company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. The Company also continues to operate a state-of-the-art contract manufacturing subsidiary and the TK Supplements line of dietary supplements, distributed in food, drug and mass stores throughout the country.

ProPhase Diagnostics, Inc., a wholly owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing. We have announced plans for the expansion of the lab to include traditional clinical testing and genomics testing.

ProPhase Precision Medicine, Inc., a wholly owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. We are currently selling Nebula Genomics whole genome sequencing products direct-to-consumer online, with plans to sell in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research.

ProPhase BioPharma, Inc. (PBIO), a wholly owned subsidiary of ProPhase, was formed for the licensing, development and commercialization of novel drugs and compounds beginning with Equivir and Equivir G. PBIO announced a second licensing agreement for two small molecule PIM kinase inhibitors, Linebacker LB-1 and LB-2, in July 2022, with plans to pursue development and commercialization of LB-1 as a cancer co-therapy.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Phamaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

About Non-GAAP Financial Measures

This press release and the accompanying table include certain non-GAAP (Generally Accepted Accounting Principles) financial measures, namely Adjusted EBITDA. We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage our operations because we believe they provide useful supplemental information regarding our ongoing economic performance. We believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

For a description of these non-GAAP financial measures and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding the timing and execution of our stock repurchase program, the timing for commencement of animal studies for LB-1 and anticipated costs, our expectations regarding second quarter 2022 financial results and timing for release, our beliefs regarding the potential therapeutic and commercial value of the Linebacker portfolio, our plans to develop Linebacker LB-1 and LB2, our plans to expand our lab to include traditional clinical testing and genomics testing, our plans to sell our whole genome sequencing products in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, challenges relating to, entering into, and growing new business lines, general economic conditions, consumer demand for our products and services, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

® All brand names and trademarks are the property of respective owners.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Non-GAAP Financial Measure and Reconciliation

(in thousands)

(unaudited)

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	March 31, 2022	December 31,2021
GAAP net income	$12,494	$10,589
Interest, net	160	168
Depreciation and amortization	1,250	1,189
EBITDA	13,904	11,946
Acquisition costs (1)		-
Share-based compensation expense	482	745
Non-cash rent expense (2)	10	15
Bad debt expense (3)	250	3,750
Adjusted EBITDA	$14,646	$16,456

(1) Transaction cost related to the Nebula acquisition.

(2) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(3) Full allowance reserved related to restricted cash.